Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1, filed on November 22, 2023, of our report dated March 30, 2023 (except for Note 9, which is dated November 22, 2023), with respect to the consolidated financial statements of Vivos Therapeutics, Inc. and Subsidiaries as of and for the fiscal years ended December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

November 30, 2023